CALIFORNIA INDEPENDENT BANCORP
                           1227 Bridge Street, Suite C
                           Yuba City, California 95991
                                 (530) 674-6000

         OFFER TO PURCHASE FOR CASH UP TO 200,000 SHARES OF COMMON STOCK
             (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                EACH AT A PURCHASE PRICE NOT GREATER THAN $25.00
                         NOR LESS THAN $22.00 PER SHARE

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
           AT 5:00 P.M., EASTERN STANDARD TIME, ON DECEMBER 30, 2002,
                          UNLESS THE OFFER IS EXTENDED.

     We, California Independent Bancorp, invite our shareholders to tender up to 200,000 shares of our common stock, no par value, for purchase by us at a price not greater than $25.00 nor less than $22.00 per share in cash upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). All shares acquired in the Offer will be acquired at the same purchase price.

     We will select the lowest purchase price that will allow us to buy 200,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not withdrawn. If more than 200,000 shares are tendered, "odd lot" holders will have priority and other shares will be purchased prorata according to the provisions described in this document. Shares not purchased in the Offer will be returned promptly following the expiration date. Only shares properly tendered at prices at or below the purchase price selected by us, and no properly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. This Offer is not conditioned on any minimum number of shares being tendered. This Offer, however, is subject to other conditions. See Section 7. We reserve the right, in our sole discretion, to purchase more than 200,000 shares pursuant to the Offer and to extend the expiration of this Offer. See Section 15.

     Our shares of common stock are listed and traded on the Nasdaq National Market under the symbol "CIBN". On November 19, 2002, the last full trading day before the announcement of this Offer, the last reported sale price of a share was $20.07. Shareholders are urged to obtain current market quotations for the shares. See Section 8.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, INFORMATION AGENT OR DEPOSITORY IS MAKING ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE HAVE BEEN ADVISED THAT NONE OF OUR DIRECTORS OR EXECUTIVE OFFICERS INTEND TO TENDER SHARES PURSUANT TO THIS OFFER.

                  The date of this Offer is November 27, 2002.

                                    IMPORTANT

     If you wish to tender all or any part of the shares registered in your name, you must:

o Follow the instructions described in Section 1 carefully, including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with your share certificates and any other required items, to U.S. Stock Transfer Corporation, the Depository;

o If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender the shares for you; or

o Any shareholder who desires to tender shares whose certificates for the shares are not immediately available or cannot be delivered to the Depository or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depository prior to the expiration of the Offer must tender the shares pursuant to the guaranteed delivery procedure set forth in Section 3.

o To properly tender shares, you must validly complete the Letter of Transmittal, including the section relating to the price at which you are tendering shares. If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section on the Letter of Transmittal captioned "Shares Tendered at Price Determined By Dutch Auction." You should be aware that this election could result in your shares being purchased at the minimum price of $22.00 per share. If you have questions, need assistance or require additional copies of this Offer, the Letter of Transmittal or the Notice of Guaranteed Delivery, you should contact Georgeson Shareholder Communications, the Information Agent, at the address or telephone numbers set forth on the back cover of this Offer.

o We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price at which you may choose to tender your shares in this Offer. You should rely only on the information contained in this document. We have not authorized anyone to provide you with information or to make any representation in connection with this Offer other than those contained in this document or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, our Board of Directors, the Information Agent or the Depository.

                                TABLE OF CONTENTS

SECTION                                                                    PAGE
-------                                                                    ----

SUMMARY TERM SHEET............................................................1

FORWARD-LOOKING STATEMENTS....................................................5

INTRODUCTION..................................................................5

THE OFFER.....................................................................7

1.      NUMBER OF SHARES; PRIORITY; AND PRORATION.............................7

2.      RECENT EVENTS; PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE
        OFFER TO PURCHASE....................................................10

3.      PROCEDURE FOR TENDERING SHARES.......................................14

4.      WITHDRAWAL RIGHTS....................................................20

5.      ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE
        PRICE................................................................20

6.      CONDITIONAL TENDER OF SHARES.........................................21

7.      CERTAIN CONDITIONS OF THE OFFER......................................22

8.      PRICE RANGE OF SHARES; DIVIDENDS.....................................23

9.      CERTAIN INFORMATION ABOUT CALIFORNIA INDEPENDENT BANCORP.............24

10.     SOURCE AND AMOUNT OF FUNDS...........................................25

11.     INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS
        AND ARRANGEMENTS CONCERNING THE SHARES...............................26

12.     EFFECTS OF THE OFFER ON THE MARKET FOR SHARES........................28

13.     LEGAL MATTERS; REGULATORY APPROVALS..................................29

14.     CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.........................29

15.     EXTENSION OF THE OFFER; AMENDMENT; TERMINATION.......................34

16.     SOLICITATION FEES AND EXPENSES.......................................35

17.     MISCELLANEOUS........................................................35

ADDITIONAL INFORMATION.......................................................36

                               SUMMARY TERM SHEET

     We are providing this summary term sheet for your convenience. It outlines the main terms of the Offer, but you should realize that it does not describe all of the terms as completely as the rest of this document and the Letter of Transmittal. You should read this entire document and the Letter of Transmittal to learn the full details of the Offer. We have included references to the sections of this document where you will find a more complete description.

WHO IS OFFERING TO PURCHASE MY SHARES?

     We, California Independent Bancorp, are offering to purchase your shares of common stock, including the associated common stock purchase rights.

IF I TENDER MY SHARES, WHAT WILL THE PURCHASE PRICE FOR THE SHARES BE?

     We are conducting the Offer through a procedure commonly called a modified "Dutch Auction." This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The price range for this Offer is $22.00 to $25.00 per share. We will select the lowest purchase price that will allow us to buy 200,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price we determine. If you wish to maximize the chance that your shares will be purchased, you should check the box in the section on the Letter of Transmittal indicating that you will accept the purchase price we determine. You should understand that this election could result in your shares being purchased at the minimum price of $22.00 per share. If your shares are purchased in the Offer, you will be paid the purchase price, in cash, without interest, as soon as practicable after the Expiration Date. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Sections 1 and 2.

HOW MANY SHARES WILL WE PURCHASE?

     We would like to purchase 200,000 shares, but may purchase less than that amount if less than 200,000 shares are tendered. 200,000 shares represent approximately 9.0% of our outstanding common stock. See Section 1.

HOW WILL WE PAY FOR THE SHARES?

     You will receive a check for the purchase price of the shares we buy from you. We have the funds needed to pay for the shares from cash received from the recent issuance of Trust Preferred Securities. See Section 10.

WHEN WILL WE PAY YOU FOR THE SHARES?

     As soon as administratively possible after the Expiration Date, currently set at December 30, 2002. Our Depository, U.S. Stock Transfer Corporation, expects to mail checks approximately five to ten business days after the Expiration Date. See Sections 1 and 3.

HOW LONG DO I HAVE TO DECIDE TO TENDER MY SHARES?

     You may tender your shares until the Offer expires. The Offer is set to expire on Monday, December 30, 2002 at 5:00 p.m., Eastern Standard Time, unless extended by us (the "Expiration Date"). See Sections 3 and 15.

HOW DO I TENDER MY SHARES?

     o You must properly complete and duly execute the Letter of Transmittal and deliver it with your share certificate(s) to the Depository, at the address appearing on the back cover page of this document;

     o The Depository must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal; or

     o You must  comply  with the  guaranteed  delivery  procedure  outlined  in
       Section 3.

     You may also contact the Information Agent or your broker for assistance. The contact information for the Information Agent is set forth on the back cover of this document. See Section 3 and the instructions to the Letter of Transmittal.

CAN I TENDER SHARES THAT I HAVE IN MY 401(K) ACCOUNT?

     We have been informed that participants in the Feather River State Bank 401(k) Qualified Saving Plan (the "401(k) Plan") may not participate in the Offer due to the 401(k) Plan limitations.

ONCE I HAVE TENDERED MY SHARES, CAN I WITHDRAW MY TENDER?

     After you have tendered your shares, you may change your mind and not sell your shares if you properly notify U.S. Stock Transfer Corporation, the Depository, before the Expiration Date. See Section 4.

CAN THE OFFER BE EXTENDED, AMENDED OR TERMINATED AND UNDER WHAT CIRCUMSTANCES?

     We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay acceptance of any shares that have been tendered. See
     Section 15 for a more detailed discussion of the extension and termination of the Offer.

HOW WILL I BE NOTIFIED IF THE TENDER OFFER IS EXTENDED OR AMENDED?

     We will issue a press release by 9:00 a.m., Eastern Standard Time, by the next business day after the previously scheduled Expiration Date, if we decide to extend the Offer. See Section 15.

WHAT IS PRORATION AND HOW WOULD IT APPLY?

     Proration will not occur unless the total number of shares tendered is more than 200,000 shares. Proration is calculating your proportion of the total shares tendered when such total is greater than the number of shares we actually purchase. Proration for each shareholder tendering shares, other than Odd Lot Holders will be based on the ratio of the number of shares tendered by the shareholder to the total number of shares tendered by all shareholders, other than Odd Lot Holders, at or below the purchase price selected by us.

WHAT IS AN ODD LOT?

     An odd lot is an amount of shares less than 100.

WHAT IS DIFFERENT ABOUT AN ODD LOT IF IT REPRESENTS ALL OF THE SHARES I OWN?

     Odd lots are not subject to proration. That means all properly tendered odd lots will be purchased in entirety without proration in the event that more shares are tendered than we purchase. To properly tender odd lots, you must complete the section entitled "Odd Lots" in the Letter of Transmittal. See
     Section 1.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY SHARES?

     If you are a registered shareholder and you tender your shares directly to the Depository, you will not incur any brokerage commissions. If you hold your shares through a broker or a bank, we urge you to consult your broker or bank to determine whether they charge applicable transaction costs. See
     Section 1.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SHARES?

     Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. The cash you receive will be treated either as a sale or exchange eligible for capital gains treatment, or a dividend subject to ordinary income tax rates. See
     Section 14.

     However, you are urged to consult your own tax advisor to determine the particular tax consequences to you of the sale or exchange of shares in the Offer.

WILL I HAVE TO PAY A STOCK TRANSFER TAX IF I TENDER MY SHARES?

     You will not incur any stock transfer tax if you instruct the Depository in the Letter of Transmittal to make payment for the shares to the registered holder. See Section 3.

ARE THERE ANY SPECIAL CONDITIONS TO THE OFFER?

     Yes. We will not purchase the tendered shares if prohibited by a court or governmental action or there are changes in general market conditions or our business that, in our judgment, may be materially adverse. See Section 7.

HAVE WE OR OUR BOARD OF DIRECTORS ADOPTED A POSITION ON THE OFFER?

     Our Board of Directors approved the Offer. However, neither we, nor our Board of Directors, Information Agent or Depository make any recommendation to you as to whether or not you should tender your shares. You must make your own decision whether or not to tender your shares, and if so, how many shares to tender. Our Directors and Executive Officers have advised us that they do not intend to tender any shares in the Offer. See Section 2.

IF I DECIDE NOT TO TENDER, HOW DOES THE OFFER AFFECT MY SHARES?

     There will be fewer shares outstanding after the Offer. Because there will be fewer shares outstanding, you will own a larger percentage of our outstanding shares.

TO WHOM CAN I TALK IF I HAVE QUESTIONS?

     Shareholders who have questions or need assistance may call the Information Agent for the Offer, Georgeson Shareholder Communications, at the following address and telephone numbers: 17 State Street, 10th Floor, New York, New York 10004. Banks and Brokers may call collect at (212) 440-9880. All other callers may call toll free at (866) 295-4325. If you own your shares through a broker, he or she should be able to assist you as well.

                           FORWARD-LOOKING STATEMENTS

     This Offer and the documents incorporated by reference in this Offer contain certain statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases, such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may" and "should." These statements are not guarantees of performance. They are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our future results and shareholder value to differ materially from those expressed in these statements. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference, include, but are not limited to factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our other reports filed with the Securities and Exchange Commission. We undertake no obligation to make any revision to the forward-looking statements contained in this Offer or incorporated by reference in this Offer or to update them to reflect events or circumstances occurring after the date of this document.

                                  INTRODUCTION

To the Holders of our Common Stock:

     We invite our shareholders to tender shares of our common stock, no par value, for purchase. We are offering to purchase up to 200,000 shares, including associated common stock purchase rights, at a price not greater than $25.00 nor less than $22.00 per share, net to the seller in cash, without interest.

     We will select the lowest purchase price that will allow us to buy 200,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the Offer will be acquired at the same purchase price.

     Our Offer is being made upon the terms and subject to the conditions set forth in this Offer and in the related Letter of Transmittal which, as they may be amended or supplemented from time to time.

     Only shares properly tendered at prices at or below the purchase price we select and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek are tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares we do not purchase because of proration or conditional tenders promptly following the Expiration Date. See Section 1.

     We reserve the right, in our sole discretion, to purchase more than 200,000 shares pursuant to the Offer, subject to certain limitations and legal requirements. See Section 15.

     The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to other conditions. See Section 7.

     Our Board of Directors has approved this Offer. However, neither we nor our Board of Directors nor Information Agent or Depository is making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price you should choose to tender your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In deciding whether to tender and at what purchase price, you should consider our reasons for making this Offer and other available information about us. See Section 2. Our Directors and Executive Officers have advised us that they do not intend to tender shares in the Offer. See Section 11.

     If at the expiration of the Offer, more than 200,000 shares (or such greater number of shares as we may elect to purchase) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares:

     o first, from all Odd Lot Holders (as defined in Section 1) who properly tender of all their shares at or below the purchase price;

     o second, on a pro rata basis from all other shareholders who properly tender of all their shares at or below the purchase price, other than shareholders who tender conditionally and whose conditions are not satisfied; and

     o third, as to holders who have tendered their shares conditionally and whose conditions were not initially satisfied by random lot.

     You should refer to Sections 1 and 6 for additional information concerning priorities and proration procedures.

     The purchase price will be paid net to the tendering shareholder in cash, without interest, for all shares purchased. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depository will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 9 of the Letter of Transmittal, stock transfer taxes on our purchase of shares in the Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depository. Also, any tendering shareholder or other payee who fails to complete, sign and return to the Depository the Substitute Form W-9 that is included as part of the Letter of Transmittal or Form W-8 obtained from the Depository may be subject to required United States federal income tax backup withholding equal to 30% of the gross proceeds payable to the tendering shareholder or other payee pursuant to the Offer. See Section 3.

     The 200,000 shares that we are offering to purchase pursuant to the Offer represents approximately 9.0% of our shares outstanding as of November 20, 2002. The shares are listed and traded on the Nasdaq National Market under the symbol "CIBN." On November 19, 2002, the last full trading day before the announcement of the Offer, the last reported sale price of the shares was $20.07 per share. Shareholders are urged to obtain current market quotations for the shares. See
Section 11.

                                    THE OFFER

     1. NUMBER OF SHARES; PRIORITY; AND PRORATION

     Upon the terms and subject to the conditions of the Offer, we will purchase up to 200,000 shares of our common stock, including associated common stock purchase rights, or the lesser number of shares that are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date at prices not greater than $25.00 nor less than $22.00 per share, net to the seller in cash, without interest. The term "Expiration Date" means 5:00 p.m., Eastern Standard Time, on Monday, December 30, 2002. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term "Expiration Date" will refer to the latest time and date at which the Offer, as extended by us, will expire. See
Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with Instruction 4 of the Letter of Transmittal, shareholders desiring to tender shares must either (1) specify that they are willing to sell their shares to us at the price determined in the Offer, or (2) specify the price, not greater than $25.00 nor less than $22.00 per share, at which they are willing to sell their shares to us in the Offer. Promptly following the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine a single per share purchase price in multiples of $0.50 that we will pay for shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price that will allow us to buy 200,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not withdrawn. All shares purchased in the Offer will be purchased at the same purchase price.

     Only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions of the Offer, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek are properly tendered. All shares tendered and not purchased in the Offer, including shares tendered at prices in excess of the purchase price we determine and shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at our expense promptly following the Expiration Date.

     We reserve the right to purchase more than 200,000 shares in the Offer. In accordance with applicable regulations of the Securities and Exchange Commission, we may purchase in the Offer an additional number of shares not to exceed 2% of the currently outstanding shares (approximately 44,555 shares) without amending or extending the Offer. See Section 15.

     In the event of an oversubscription of the Offer, shares tendered at or below the purchase price before the Expiration Date will be subject to proration, except for Odd Lots (as defined below). The proration period also expires on the Expiration Date.

     If we (1) increase the price that may be paid for shares above $25.00 per share or decrease the price that may be paid for shares below $22.00 per share,
(2) increase the number of shares that we may purchase in the Offer by more than 2% of our outstanding shares, or (3) decrease the number of shares that we may purchase in the Offer, then the Offer must remain open for at least 10 business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

     The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to other conditions. See Section 7.

Priority of Purchases.

     If more than 200,000 shares (or a greater number of shares as we may elect to purchase) have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn before the Expiration Date, we will purchase properly tendered shares on the basis set forth below:

     First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

     (1) tenders all shares owned beneficially or of record by the Odd Lot Holder at a price at or below the purchase price selected by us (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

     (2) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

     Second, after the purchase of all of the shares properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, determined by dividing the number of all shares tendered (other than by Odd Lot Holders given priority as described above) by the remaining number of shares to be purchased in the Offer;

     Third, if necessary to permit us to purchase 200,000 shares, shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Date, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

     As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

Odd Lots.

     The term "Odd Lots" means all shares tendered by any person (an "Odd Lot Holder") who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery at prices at or below the purchase price selected by us. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder holding shares in its name and tendering its shares directly to the Depository would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the Odd Lot Holder's shares. Any Odd Lot Holder wishing to tender all of their shares in the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

     We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any shareholder who tenders any shares owned beneficially or of record, at or below the purchase price selected by us and who, as a result of proration, would then own beneficially or of record, an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the Offer by the number of shares purchased through the exercise of the right.

Proration.

     If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares tendered by the shareholder to the total number of shares tendered by all shareholders, other than Odd Lot Holders, at or below the purchase price selected by us. Proration will also be subject to the procedures described above under "Priority of Purchases." Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the Odd Lot procedure described above and the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until approximately five business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

     As described in Section 14, the number of shares that we will purchase from a shareholder in the Offer may affect the U.S. federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder's decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by the tendering shareholder. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

     2. RECENT EVENTS; PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER TO PURCHASE

Recent Events.

     On November 20, 2002, our Board of Directors announced our adoption of a Shareholder Rights Plan which includes the declaration of a dividend of one common stock purchase right on each outstanding share of our common stock.

     The Rights will be issued to shareholders of record as of the close of business on December 2, 2002. The Rights will be exercisable only if a person or group acquires 15% or more of our common stock or announces a tender offer, consummation of which would result in ownership by a person or group of 15% or more of our common stock. If any person becomes a 15% or more shareholder without the consent of our Board of Directors, each Right will entitle its holder to purchase one share of our common stock at the Right's then current exercise price. The exercise price will be subject to adjustment so that at the time the Rights are triggered the holder will have the ability to acquire each share of common stock upon exercise at a significant discount to the then current trading price. In the alternative, we may issue shares of our common stock in exchange for the Rights. The Rights will expire in November 2012.

     You should be aware that since the Offer relates to the common stock, your tendering of our shares would include the associated Rights.

Purpose of the Offer.

     It is our long-term goal to increase shareholder value. Our Board of Directors believes that one method of increasing shareholder value is through the repurchase of our shares of common stock. In recognition of this, last year we began a program to repurchase shares of our common stock. In November 2001, our Board of Directors approved the repurchase of up to 10,000 shares of our common stock in the market pursuant to Rule 10b-18 of the Securities Exchange Act of 1934 ("Exchange Act"). However, due to the limited trading volume in our common stock, we have only purchased approximately 7,600 shares through September 30, 2002. In an effort to increase the number of shares acquired, we initiated this Offer and have sufficient funds available to consummate the Offer through our recent issuance of Trust Preferred Securities that provides us with the cash to purchase shares under the Offer and pay related expenses. See
Section 10. In light of our common stock trading price, we believe that the Offer is beneficial to us and our shareholders since the reduction in the number of our shares outstanding should result in an increase of our earnings per share and return on equity.

     The Offer will also allow those shareholders who initially acquired their shares in Feather River State Bank (the "Bank") in 1977 the ability to sell their shares without brokerage commission and related transaction costs. The Bank initially conducted a community bank offering in 1977. The primary shareholders were residents of Yuba City, California and its surrounding area. In 1995, the Bank formed the holding company, California Independent Bancorp, and our shares later became listed on the Nasdaq National Market in 1996. Although our shares have been listed for trading on the Nasdaq National Market since 1996, there has not been a significant active market in our shares. This Offer will provide a method for those shareholders who wish to sell a substantial proportion of their shares at a fixed price and in a manner that does not result in the sales price to be adversely affected as a result of a large number of shares that would otherwise have to be offered for sale on the Nasdaq National Market or in a private transaction.

     We believe that the "Dutch Auction" tender offer represents a mechanism to provide all shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of our capital if they so elect. This format of repurchase also provides a method for shareholders not participating to increase at no additional cost their relative percentage interest in us and our future operations. As a result, our Board of Directors believe that investing in our own shares in this manner is an attractive use of capital and efficient means to provide value to all of our shareholders.

     Our Offer provides shareholders who are considering a sale of their shares with the opportunity to determine the price at which they wish to sell their share. The price will not be greater than $25.00 nor less than $22.00 per share. This represents approximately a 24.4% to 9.5% premium over the $20.07 per share which was the closing price for a share of common stock as of November 19, 2002, the last trading day prior to our announcement of the Offer.

     You should be aware that from time to time, we have received from third parties indications of interest in acquiring us, some involving prices in excess of the maximum price being offered for shares pursuant to the Offer. The Board considered these indications of interest, but decided, in each instance, that we had a better opportunity to enhance our shareholder value by operating as an independent one bank holding company. As a result, no substantive negotiations have resulted from these indications of interest. However, we cannot assure you that we will not receive indications of interest in the future that may be at prices above the maximum price indicated in the Offer and in tendering your shares you risk the potential appreciation in their value, as discussed below.

Potential Benefits.

     We  believe  the  Offer  may  present  some   potential   benefits  to  our
shareholders because:

     o the Offer provides shareholders who are considering selling their shares an opportunity to determine the price or prices (not greater than $25.00 per share and not less than $22.00 per share) at which they wish to sell their shares for cash without commission or related transaction costs.

     o our Offer could result in a capital structure that may improve the return on equity and earnings per share for non-tendering shareholders.

Potential Risks and Disadvantages.

     Our Offer also presents some potential risks and disadvantages to us and our non-tendering shareholders and tendering shareholders, including:

     o we may spend up to $5,000,000 in cash to pay for the tendered shares, assuming that we purchase 200,000 shares in the tender offer at the maximum of $25.00 per share and incur expenses of approximately $40,000.

     o our shareholders' equity will decrease from approximately $29.7 million to approximately $24.7 million, assuming that we purchase 200,000 shares in the tender offer at $25.00 per share and incur expenses of approximately $40,000.

     o our Offer will reduce our "public float," which is the number of shares owned by outside shareholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for shares in the future and may make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price. See Section 12.

     o shareholders who sell their shares will not be able to participate in our potential growth and appreciation or receive stock or cash dividends on their shares.

     Depending on the results and prospects of our business, we may in the future purchase additional shares of our common stock in the open market, private transactions, or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders, than the terms of this Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through this Offer, until at least ten business days after the expiration or termination of this Offer.

     Our Board of Directors has approved this Offer. However, neither we nor our Board of Directors, Information Agent or Depository, is making any recommendation as to whether you should tender or not tender your shares or at what price or prices you should choose to tender your shares. Shareholders are urged to evaluate carefully all information in the Offer, consult with their own investment and tax advisors and make their own decision whether to tender and, if so, how many shares to tender and the price or prices at which to tender them.

     Our employees who own shares may participate in the Offer on the same basis as our other shareholders. However, our Directors and Executive Officers have indicated that they will not participate in the Offer.

Certain Effects of the Offer.

     Upon the completion of the Offer, non-tendering shareholders will own a greater percentage interest in us. This will include our Directors and Executive Officers who do not intend to tender any of their shares. Assuming that 200,000 shares are purchased in the Offer and no shares are tendered by our Directors and Executive Officers, the relative percentage beneficial ownership held by our Directors and Executive Officers in the aggregate will increase from approximately 24.5% to approximately 26.7%.

     As of September 30, 2002, the book value per share of our common stock was $13.32. Assuming that the 200,000 shares sought to be purchased by us had been acquired on such date at the maximum price of $25.00 per share, the adjusted book value per share as of that date would have been $12.17.

     Non-tendering shareholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. Shareholders may be able to sell non-tendered shares in the future on the Nasdaq National Market or otherwise. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price we pay in this Offer.

     Shares we acquire pursuant to our Offer will be canceled and returned to the status of authorized but unissued stock, and will be available for us to issue without further shareholder action, except as required by applicable law or the rules of Nasdaq National Market or any securities exchange on which the shares are then listed, for any purpose including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares that are expected to be purchased through our Offer.

     We currently have no plans, proposals or negotiations underway that relate to or would result in:

     o Any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     o Any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

     o Any material change in our present policy of paying cash dividends, our capitalization, corporate structure or business;

     o Any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of Directors (although we may fill vacancies arising on the Board or expand the Board) or to change any material term of the employment agreement of any

        Executive Officer (although we may enter into employment agreements with our Executive Officers);

     o  Any material change in our corporate structure or business;

     o Any class of our equity securities ceasing to be authorized to be quoted on the Nasdaq National Market;

     o Any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

     o The suspension of our obligation to file reports under Section 13 of the Exchange Act;

     o The acquisition by any person of additional securities of ours or the disposition of our securities; or

     Notwithstanding the foregoing, we consider from time to time and may in the future consider opportunities to take such actions.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     Following completion of the Offer, we and the Bank will continue to have strong capital positions. The Bank will continue to qualify as a "well capitalized" financial institution under the prompt corrective action program enacted by the Federal Deposit Insurance Corporation Improvement Act of 1991.

     3. PROCEDURE FOR TENDERING SHARES

     Valid Tender of Shares. For shares to be validly tendered pursuant to the Offer, you must, on or prior to the Expiration Date, either:

     (i) deliver to the Depository at its address set forth on the back cover of this Offer: (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transaction; (b) the certificates representing shares to be tendered or timely confirmation of a book-entry transfer of shares into the Depository's account at the Book-Entry Transfer Facility; and (c) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions of this Offer;

     (ii) cause your broker, dealer, commercial bank or trust company to tender applicable shares pursuant to the procedures for book-entry transfer described below; or

     (iii) comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF CERTIFICATES REPRESENTING SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR OPTION AND RISK AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITORY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     In accordance with Instruction 4 of the Letter of Transmittal, if you want to tender your shares pursuant to the Offer, you must properly indicate in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" the price at which you are tendering your shares, either by specifying a particular price (in increments of $0.50) or by indicating that you are tendering at the purchase price we select in accordance with the terms of the Offer. If you wish to maximize the chance that your shares will be purchased at the purchase price we select, you should check the box in the section of the Letter of Transmittal next to "Shares Tendered at Price Determined By Dutch
Auction." This means that you will accept the purchase price we select in accordance with the terms of the Offer. You should be aware that this election could result in your shares being purchased at the minimum price of $22.00 per share.

     If you wish to indicate a specific price (in increments of $0.50) at which your shares are being tendered, you must check a box in the section of the Letter of Transmittal next to "Shares Tendered at a Price Selected By Shareholder." You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the Expiration Date. If you want to tender portions of your shares at different prices, you must complete a separate Letter of Transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the "Price (In Dollars) Per Share At Which Shares Are Being Tendered" section on each Letter of Transmittal.

     Odd Lot Holders who tender all their shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1. If you tender your shares directly to the Depository, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank. Signature Guarantees.

     No signature guarantee is required on the Letter of Transmittal if: (i) the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal. For this purpose, the "registered holder" includes any financial institution that is a participant in the Book-Entry Transfer Facility; or (ii) shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch, or agents in the United States (each an "Eligible Institution"). If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, and the signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 on the Letter of Transmittal. Also, see Section 3 of this Offer for information about applicable stock transfer taxes. In all cases, payment for shares tendered and accepted for payment in the Offer will be made only after timely receipt by the Depository of certificates for shares (or a timely share confirmation of a book-entry transfer of the shares into the Depository's account at the Book-Entry Transfer Facility as described below), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile), or an Agent's Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Book-Entry Transfer.

     The Depository will establish an account with respect to the shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares into the Depository's account in accordance with the procedures of the Book-Entry Transfer Facility. Although delivery of shares may be effected through book-entry transfer into the Depository's account at the Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, or an Agent's Message in the case of a book-entry transfer, together with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depository at its address set forth on the back cover of this Offer on or prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed.

     DELIVERY OF REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITORY AND WILL NOT CONSTITUTE A VALID TENDER.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depository and forming a part of the confirmation of a book-entry transfer of shares into the Depository's account at the Book-Entry Transfer Facility, which states that the Book-Entry Transfer

Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Guaranteed Delivery.

     If you desire to tender shares pursuant to the Offer and your share certificates are not immediately available or time will not permit all required documents to reach the Depository on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, your shares still may be tendered, if all the following guaranteed delivery procedures are complied with: (i) the tender is made by or through an Eligible Institution; (ii) the Depository receives by hand, mail, overnight courier or facsimile transmission, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and (iii) all of the following are received by the Depository within three Nasdaq National Market trading days after the date of receipt by the Depository of the Notice of Guaranteed Delivery: (a) either (1) the share certificates, or (2) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe above; (b) either (1) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees; or (2) an Agent's Message of the type we describe above in the case of a book-entry transfer; and (c) any other documents required by the Letter of Transmittal. A "trading day" is any day on which the Nasdaq National Market is open for business.

     Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the offer.

Determination of Validity.

     All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and validity, form, eligibility (including the time of receipt) and acceptance for payment of any tendered shares pursuant to any of the procedures described above will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares determined by us not to be in proper form or if the acceptance for payment of, or payment for, such shares may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived by us. Neither we nor any of our affiliates, nor the Depository, the Information Agent or any other person or entity, is under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment as Proxy.

     By executing a Letter of Transmittal (or delivering an Agent's Message) as set forth above, you irrevocably appoint our designees as your attorney-in-fact and proxy, with full power of substitution, to vote in such manner as such attorney-in-fact and proxy (or any substitute thereof) shall deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of your rights with respect to the shares tendered by you and accepted for payment by us (and any and all dividends, distributions, rights or other securities issued in respect of such shares on or after December 30,
2002). All such proxies shall be considered coupled with an interest in the tendered shares and shall be irrevocable. This appointment will be effective if, when, and only to the extent that, we accept such shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by you with respect to such shares and other securities will, without further action, be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). Our designees will, with respect to the shares and other securities for which the appointment is effective, be empowered to exercise all of your voting and other rights as we in our sole discretion may deem proper at any annual, special, adjourned or postponed meeting of our shareholders, by written consent in lieu of any such meeting or otherwise. We also reserve the right to require that, in order for shares to be deemed validly tendered, immediately upon our acceptance for payment of such shares, we must be able to exercise all rights (including, without limitation, all voting rights) with respect to such shares and receive all dividends and distributions.

Lost or Destroyed Certificates.

     Shareholders whose certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may either complete the box provided in the section titled "Lost Securities" and indicating the number of shares represented by the certificates so lost, destroyed or stolen or contact U.S. Stock Corporation, the Depository and our transfer agent, at (818) 502-1404 for instructions as to the documents that will be required to be submitted together with the Letter of Transmittal to receive stock certificates representing the shares. Shareholders are requested to contact the transfer agent immediately to permit timely processing of this documentation. Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depository and not to us. Any documents delivered to us will not be forwarded to the Depository and will not be deemed to be properly tendered.

United States Federal Income Tax Backup Withholding.

     Certain noncorporate shareholders are subject to United States federal income tax backup withholding at a rate of 30% on payment of the gross proceeds payable pursuant to the Offer. Backup withholding must be withheld and remitted to the United States Internal Revenue Service ("IRS"), unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depository (as payor) and certifies under penalties of perjury that the number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the shareholder otherwise establishes to the satisfaction of the Depository that the shareholder is not subject to backup withholding. See Instruction 12 of the Letter of Transmittal. If the shareholder does not provide the Depository with the correct taxpayer identification number, the shareholder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

     EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO WHETHER HE OR SHE IS SUBJECT TO OR EXEMPT FROM FEDERAL INCOME TAX WITHHOLDING.

     For a discussion of certain other federal income tax consequences to tendering shareholders, see Section 14.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.

     All questions as to the number of shares to be accepted, the form of documents and the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which may be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular shares. No tender of shares will be deemed to be validly made until all defects and irregularities have been cured or waived. Neither we nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and neither we nor any other person will incur any liability for failure to give such notice.

Rule 14e-4.

     It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person (directly or indirectly) to tender shares for his or her own account unless, at the time of tender and at the end of the proration period (including any extension thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) shares tendered or (y) other securities immediately convertible into, exercisable, or exchangeable for the amount of shares tendered and will acquire such shares for tender by conversion, exercise of exchange of such other securities, and (ii) will cause such shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer as well as the tendering shareholders' representation and warranty that (i) such shareholder has a net long position in the shares being tendered within the meaning of Rule 14e-4, and (ii) the tender of such shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

     4. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, the tender of shares pursuant to the Offer is irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, unless accepted for payment by us. For a withdrawal to be effective, the Depository must receive in a timely manner (at the address set forth on the last page of this Offer) a written or facsimile transmission notice of withdrawal. Such notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such shares. If the certificates have been delivered or otherwise identified to the Depository, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution). All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. Neither we nor any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal, and neither we nor any other person will incur any liability for failure to give such notice. Any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may, however, be retendered by the Expiration Date by again following any of the procedures described in Section 3.

     If we extend the Offer, are delayed in our purchase of shares or are unable to purchase the shares pursuant to the Offer for any reason, then without prejudice to our rights under the Offer, we may, subject to applicable law, retain all tendered shares, and the shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

     5. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the Offer, we will purchase and pay the purchase price for up to 200,000 shares (subject to increase or decrease as provided in Section 15) or such lesser number of shares as are validly tendered, as promptly as practicable after the Expiration Date.

     Payment for shares purchased pursuant to the Offer will be made by us. In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date. Certificates for all shares not purchased, including all shares not purchased due to proration, will be returned as soon as practicable after the Expiration Date or termination of the Offer without expense to the tendering shareholder. Under no circumstances will we pay interest on the purchase price. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

     We will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased pursuant to the Offer; provided, however, that (i) if payment of the purchase price is to be made to, or (ii) (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered owner, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered owner or such other person), payable on account of the transfer to such person will be deducted from the purchase price unless evidence satisfactory to us of the payment of such taxes or exemption therefrom is submitted. See Instruction 6 of the Letter of Transmittal.

     WE MAY BE REQUIRED TO WITHHOLD AND REMIT TO THE INTERNAL REVENUE SERVICE (THE "IRS") 30% OF THE GROSS PROCEEDS PAID TO ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE SECTION 14.

     6. CONDITIONAL TENDER OF SHARES.

     Under certain circumstances and subject to the exceptions for Odd Lot Holders, we may prorate the number of shares purchased in the Offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. The conditional tender alternative is made available so that you may seek to structure our purchase of shares in the Offer so that the transaction will be treated as a sale of the shares by you, rather than the payment of a dividend, for U.S. federal income tax purposes. Accordingly, you may tender shares subject to the condition that a specified minimum number of your shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any shares tendered are purchased. We urge you to consult with your own tax advisor. If you wish to make a conditional tender, you must indicate this in the box captioned "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. In the box in the Letter of Transmittal or the Notice of Guaranteed Delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if more than 200,000 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph. After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 200,000 then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 200,000 shares. In selecting these conditional tenders, we will select by random lot and will select only from shareholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased. All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery regarded as withdrawn as a result of proration and not eventually purchased will be returned as soon as practicable after the Expiration Date without any expense to the shareholder.

     7. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, we shall not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, the purchase of and the payment for, shares tendered, subject to Rule 13e-4(f) under the Exchange Act (see Section 15) if, in our sole judgment, at any time on or after November 27, 2002 and at or before the time of purchase of any such shares, any of the following events shall have occurred (or shall have been determined by us to have occurred) which, regardless of the circumstances (including any action or omission to act by us), makes it inadvisable to proceed with the Offer or with such purchase or payment:

     (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which: (i) challenges the making of the Offer, the acquisition of shares pursuant to the Offer or otherwise relates in any manner to the Offer or (ii) in our sole judgment, could materially affect our business, condition (financial or other), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the Offer's contemplated benefits us; or

     (b) there shall have been any action threatened or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our sole judgment, would or might directly or indirectly: (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares, (iii) materially impair the our contemplated benefits of the Offer or (iv) materially affect our business, condition (financial or other), income, operations or prospects, taken as a whole, or otherwise materially impair in any way our contemplated future conduct of the business; or

     (c) there shall have occurred: (i) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States,
(ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, (iii) the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in our sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the shares or in the general level of market prices of equity securities in the United States or abroad or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, operations or prospects or the trading in the shares or that, in our sole judgment, makes it inadvisable to proceed with the Offer or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in our sole judgment, a material acceleration or worsening thereof; or

     (d) any change shall have occurred or be threatened in our business, condition (financial or other), income, operations, share ownership or prospects, taken as a whole, which, in our sole judgment, is or may be material to us or any other event shall have occurred which, in our sole judgment, materially impairs the Offer's contemplated benefits; or

     (e) a tender or exchange offer for any or all of the shares (other than the Offer), or any merger, business combination or other similar transaction with or involving us, shall have been proposed, announced or made by any entity or person; or

     (f) any entity or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than any such entity or person which has acquired beneficial ownership of more than 5% of the outstanding shares prior to November 20, 2002).

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (including any action or inaction by the us) or may be waived by us in whole or in part. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time. Any determination by us concerning the events described in this Section 7 shall be final and shall be binding on all parties.

     8. PRICE RANGE OF SHARES; DIVIDENDS

     Our common stock is traded on the Nasdaq National Market under the trading symbol "CIBN". On November 19, 2002, the last full Nasdaq National Market trading day prior to announcement of the Offer, the closing per share sale price as quoted by Nasdaq National Market was $20.07 per share. Shareholders are urged to obtain current market quotations for the shares. The following table presents the high and low closing sale price of our common stock for the last three quarters of 2002 and each quarterly period of the last two years as reported and as retroactively adjusted for the effect of applicable stock dividends.

                                                 Range of Stock Prices

         Fiscal 2002                        High                       Low
                                            ----                       ---
         3rd Quarter                        $20.75                     $18.21
         2nd Quarter                        $19.48                     $16.19
         1st Quarter                        $21.57                     $18.00


         Fiscal 2001                        High                       Low
                                            ----                       ---
         4th Quarter                        $23.14                     $20.94
         3rd Quarter                        $23.95                     $20.64
         2nd Quarter                        $25.40                     $20.86
         1st Quarter                        $20.86                     $17.23

         Fiscal 2000                        High                       Low
                                            ----                       ---
         4th Quarter                        $19.62                     $17.23
         3rd Quarter                        $19.98                     $16.41
         2nd Quarter                        $21.49                     $13.93
         1st Quarter                        $15.01                     $12.31

Cash Dividend Information

     After adjusting retroactively for the effect of applicable stock dividends, cash dividends paid on our common stock were $0.40 per share for the year ending December 31, 2001, and $0.38 per share for the year ending December 31, 2000. During the nine months ended September 30, 2002, we paid cash dividends on our common stock of $0.31 per share in the aggregate.

     9. CERTAIN INFORMATION ABOUT CALIFORNIA INDEPENDENT BANCORP

     We are a registered bank holding company under the Bank Holding Company Act of 1956, as amended. We are subject to the supervision and examination of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and file with the Federal Reserve Board the reports as required under the Bank Holding Company Act. We have one bank subsidiary, Feather River State Bank, a California state chartered bank.

     We are also subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. We have filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain additional information relating to the Offer. Such material may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also via the Internet in the EDGAR archives located at the SEC's World Wide Web site found at http://www.sec.gov. Copies may also be obtained by mail for prescribed rates from the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

Incorporation by Reference.

     The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

     We are incorporating by reference the following documents: (1) Annual Report on Form 10-K for the year ended December 31, 2001; (2) Proxy statement for the Annual Meeting of Shareholders held on May 21, 2002; (3) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 2002; and (4) Current Reports on Form 8-K for April 5, May 9, July 17, October 30, and November 21, 2002.

     We incorporate by reference these documents and any additional documents that we may file with the SEC between the date of this Offer and the Expiration Date. You can obtain any of the documents incorporated by reference in this document from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer by requesting them in writing or by telephone from us at 1227 Bridge Street, Suite C, Yuba City, California 95991, telephone number is
(530) 674-6000. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within a reasonable time after we receive your request.

     10. SOURCE AND AMOUNT OF FUNDS

     Assuming that we purchase 200,000 shares pursuant to the Offer, at a purchase price of $25.00 per share, we expect the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $5,040,000.

     On October 30, 2002, we completed a transaction in which we issued and sold through a special purpose affiliate trust, CIB Capital Trust (the "Trust") floating rate trust preferred securities in an aggregate liquidation amount of $10,000,000 (the "Trust Preferred Securities"). The Trust Preferred Securities have a variable dividend adjusted quarterly based on the three month London Interbank Offered Rate (LIBOR) plus 3.45%. We have guaranteed the Trust Preferred Securities with respect to distributions and payments upon liquidation, redemption and otherwise to the extent provided in a Guarantee Agreement between us, as guarantor, and Wilmington Trust Company, as guarantee trustee. The proceeds received from the sale of the Trust Preferred Securities were combined with the proceeds from the sale by the Trust to us of the Trust's common securities (the "Common Securities"), and were used by the Trust to purchase $10,310,000 aggregate principal amount of floating rate Junior Subordinated Debt Securities due 2032 (the "Subordinated Debt Securities") issued by us to the Trust. The terms of the Subordinated Debentures are set forth in an Indenture between us and Wilmington Trust Company, as trustee. The Trust Preferred Securities and the Common Securities were issued pursuant to a Declaration of Trust among us, as sponsor, the administrators named therein,

Wilmington Trust Company and the holders, from time to time, of undivided beneficial interests in the assets of the Trust. The Subordinated Debt Securities were issued pursuant to an Indenture, between us and Wilmington Trust Company. We will use a portion of the net cash proceeds we received from that transaction (approximately $5,040,000) to fund the costs and expenses of the Offer.

     11. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     As of November 20, 2002, we had 2,227,756 shares of our common stock outstanding. In addition, we had reserved an additional 369,050 shares for issuance upon exercise of outstanding stock options. The 200,000 shares that we are offering to purchase represent approximately 9.0% of our outstanding shares. As of November 20, 2002, our Directors and Executive Officers and of the Bank as a group (14 persons) beneficially owned an aggregate of 602,773 shares (including 232,939 shares that may acquired upon currently exercisable options, and 3,040 shares held by the Bank's 401(k) Plan and Bank ESOP), representing approximately 24.5% of the total outstanding shares, assuming the exercise by such persons of their currently exercisable options. We have been advised that none of our Directors or Executive Officers intend to tender their shares pursuant to the Offer.

     Assuming we purchase 200,000 shares, pursuant to the Offer, and that none of our Directors or Executive Officers tender any of their shares pursuant to the Offer, after the Offer, our Directors and Executive Officers as a group would beneficially own approximately 26.7% of the total outstanding shares.

     The following table sets forth the number of our shares beneficially owned by our Directors and Executive Officers.

                           Percentage of                             Amount and
                              Common                                 Nature of
                              Shares                                 Beneficial
   Name of Director or     Beneficially                              Ownership
   Executive Officer          Owned        Relationship                 (1)
   -------------------     -------------   ------------              -----------
   John L. Dowdell              0.65%      Director                  14,551 (2)
   Harold M. Eastridge         5.870%      Director                 132,254 (3)
   William H. Gilbert           3.55%      Director                  79,962 (4)
   John I. Jelavich             1.08%      President, Chief
                                           Executive Officer
                                           and Director              24,210 (5)
   Donald H. Livingstone        0.73%      Director                  16,370 (6)
   Alfred G. Montna             0.76%      Director                  16,918 (7)
   David A. Offutt              3.87%      Director                  87,215 (8)
   William K. Retzer            2.43%      Director                  54,667 (9)
   Michael C. Wheeler           5.76%      Director                 129,998 (10)
   Kenneth M. Anderson          0.44%      Senior Vice President -
                                           Business Development
                                           and Marketing              9,817 (11)

                           Percentage of                             Amount and
                              Common                                 Nature of
                              Shares                                 Beneficial
   Name of Director or     Beneficially                              Ownership
   Executive Officer          Owned        Relationship                 (1)
   -------------------     -------------   ------------              -----------
   Blaine C. Lauhon             1.05%      Senior Vice President -
                                           Regional Lending Manager  23,594 (12)

   Douglas R. Marr              0.39%      Assistant Corporate
                                           Secretary of the
                                           Company, and Senior Vice
                                           President - Chief Credit
                                           Officer                    8,638 (13)
   Steven P. Olin               0.15%      Senior Vice President -
                                           Regional Lending Manager   3,305 (14)
   Kevin R. Watson              0.06%      Chief Financial Officer
                                           and Corporate Secretary
                                           of the Company and Senior
                                           Vice President and Chief
                                           Financial Officer of the
                                           Bank                       1,274 (15)
   All Directors, Executive    24.50%                               602,773 (16)
   Officers, and Nominees
   of the Company as a Group
   (14 persons)

(1) Unless otherwise indicated, the beneficial owner of these securities has sole voting and investment powers.

(2) Includes an option to purchase 12,287 shares, which is exercisable within 60 days of November 20, 2002.

(3) Includes an option to purchase 26,348 shares, which is exercisable within 60 days of November 20, 2002.

(4) Includes 45,772 shares in a trust pursuant to which Mr. Gilbert has shared voting and disposition power and an option to purchase 27,378 shares that is exercisable within 60 days of November 20, 2002.

(5) Includes an option to purchase 21,981 shares, which is exercisable within 60 days of November 20, 2002.

(6) Includes an option to purchase 14,046 shares, which is exercisable within 60 days of November 20, 2002.

(7) Includes an option to purchase 12,287 shares, which is exercisable within 60 days of November 20, 2002.

(8) Includes an option to purchase 24,550 shares, which is exercisable within 60 days of November 20, 2002.

(9) Includes an option to purchase 25,567 shares, which is exercisable within 60 days of November 20, 2002.

(10) Includes options to purchase 27,398 shares, which are exercisable within 60 days of November 20, 2002, and 32,859 shares over which Mr. Wheeler has shared voting and disposition power. Mr. Wheeler disclaims beneficial ownership of 16,044 shares.

(11) Includes an option to purchase 8,970 shares, which is exercisable within 60 days of November 20, 2002, and an estimated 308 shares allocated pursuant to the Bank's ESOP.

(12) Includes an option to purchase 20,385 shares, which is exercisable within 60 days of November 20, 2002, and an estimated 1,310 shares allocated pursuant to the Bank's ESOP.

(13) Includes an option to purchase 7,767 shares, which is exercisable within 60 days of November 20, 2002, and an estimated 202 shares allocated pursuant to the Bank's ESOP.

(14) Includes an option to purchase 2,762 shares, which is exercisable within 60 days of November 20, 2002, and an estimated 121 shares allocated pursuant to the Bank's ESOP.

(15) Includes an option to purchase 1,213 shares, which is exercisable within 60 days of November 20, 2002, and an estimated 17 shares allocated pursuant to the Bank's ESOP.

(16) Includes options to purchase 232,939 shares, which are exercisable within 60 days of November 20, 2002.

     Based upon our records, and upon information provided to us by our Directors and Executive Officers and affiliates, to the best of our knowledge, none of our Directors or Executive Officers, had effected any transactions involving the shares during the 60 days prior to the date hereof.

     Except for the outstanding options to purchase shares granted to our directors and executive officers pursuant to the California Independent Bancorp 2000 Equity Incentive Plan, California Independent Bancorp 1996 Stock Option Plan, and the Feather River State Bank 1989 Amended and Restated Stock Option Plan, and as otherwise set forth in this Offer, neither we nor, to the best of our knowledge, any of our affiliates, Executive Officers or Directors, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

Indebtedness of Management and Other Transactions

     The Company and Bank have, and expect to have in the future, banking transactions in the ordinary course of their business with their Directors and Executive Officers, on substantially the same terms, including interest rates and collateral on loans comparable to transactions with others, and such transactions did not involve more than the normal risks of collectibility or present other unfavorable features.

     12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES

     Our purchase of shares in our Offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of our shareholders. This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of shares without affecting the market price, which could adversely affect non-tendering shareholders. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Our shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations. Our shares are registered under the Exchange Act, which requires, among other things, that we furnish specific information to our shareholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares in our offer will not result in the remaining issued and outstanding shares becoming eligible for deregistration under the Exchange Act.

     13. LEGAL MATTERS; REGULATORY APPROVALS

     As a registered bank holding company, we are subject to the supervision of the Federal Reserve Board. We are not required to seek regulatory approval to consummate the Offer.

     The Bank Holding Company Act of 1956 and the Change in Bank Control Act each set forth thresholds with respect to the ownership of voting shares of a bank holding company of 5% and 10%, respectively, over which the owner of such voting shares may be determined to control such bank holding company. If, as a result of the Offer, the ownership interest of any shareholder is increased over these thresholds, such shareholder may be required to reduce its ownership interest. Each shareholder whose ownership interest may be so increased is urged to consult the shareholder's own legal counsel with respect to the consequences to the shareholder of the Offer.

     14. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following summary is a general discussion of certain United States federal income tax consequences of the Offer. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly retroactively. No ruling as to any matter discussed in this summary has been requested or received from the IRS.

     This discussion addresses only shareholders who hold shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, foreign persons, employee benefit plans, personal holding companies, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes, or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, this discussion applies only to a shareholder that is:

     o  a citizen or resident of the United States;

     o a corporation, partnership or other entity created or organized in the United States or under the laws of the United States, any state or of any political subdivision thereof;

     o an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

     o a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

     This summary also does not address the state, local or foreign tax consequences of participating in our Offer.

     HOLDERS OF SHARES WHO ARE NOT UNITED STATES HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF OUR OFFER. SHAREHOLDERS ARE URGED TO CONSULT AND RELY ON THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN OUR OFFER.

     A sale of shares pursuant to the Offer will constitute a "redemption" under the Code and will be a taxable transaction for United States federal income tax purposes. If the redemption qualifies as a sale of shares by a shareholder under
Section 302 of the Code, the shareholder will recognize gain or loss equal to the difference between (i) the cash received pursuant to the Offer and (ii) the shareholder's tax basis in the shares surrendered pursuant to the Offer. If the redemption does not qualify as a sale of shares under Section 302, the shareholder will not be treated as having sold shares but will be treated as having received a dividend taxable as ordinary income in an amount equal to the cash received pursuant to the Offer. As described below, whether a redemption qualifies for sale treatment will depend largely on the total number of the shareholder's shares (including any shares constructively owned by the shareholder) that are purchased. A shareholder desiring to obtain sale treatment therefore may want to make a conditional tender, as described in Section 6, to make sure that a minimum number of his or her shares (if any) are purchased.

Treatment as a Sale or Exchange.

     Under Section 302 of the Code, a transfer of shares to us pursuant to the Offer will, as a general rule, be treated as a sale or exchange of the shares (rather than as a corporate distribution) if the receipt of cash upon the sale
(a) is "substantially disproportionate" with respect to the shareholder, (b) results in a "complete termination" of the shareholder's interest in us or (c) is "not essentially equivalent to a dividend" with respect to the shareholder. These tests (the "Section 302 tests") are explained more fully below.

     If any of the Section 302 tests is satisfied, a tendering shareholder will recognize capital gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the shareholder's basis in the shares sold pursuant to the Offer. If the shares have been held for more than one year, the gain or loss will be long-term capital gain or loss. Net long-term capital gain from the sale of shares held for more than one year is taxed at not more than 20 percent for Federal purposes.

Constructive Ownership of Stock.

     In determining whether any of the Section 302 tests are satisfied, a shareholder must take into account not only shares actually owned by the shareholder, but also shares that are constructively owned pursuant to Section 318 of the Code. Under Section 318, a shareholder may constructively own, in addition to shares owned directly, shares of certain related individuals and entities in which the shareholder has an interest, or, in the case of shareholders that are entities, by certain individuals or entities that have an interest in the shareholder, as well as any shares the shareholder has a right to acquire by exercise of an option or by the conversion or exchange of a security, such as the convertible securities. With respect to option and convertible security attribution, the IRS takes the position that such shares are not to be considered outstanding for purposes of applying the Section 302 tests to other shareholders; however, there are both contrary and supporting judicial decisions with respect to this issue.

The Section 302 Tests.

     One of the following tests must be satisfied in order for the exchange of shares pursuant to the Offer to be treated as a sale rather than as a dividend distribution.

     (a) Substantially Disproportionate Test. The receipt of cash by a shareholder will be substantially disproportionate with respect to the shareholder if the percentage of the outstanding shares actually and constructively owned by the shareholder immediately following the exchange of shares pursuant to the Offer (treating shares exchanged pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding shares actually and constructively owned by the shareholder immediately before the exchange (treating shares exchanged pursuant to the Offer as outstanding).

     (b) Complete Termination Test. The receipt of cash by a shareholder will be a complete termination of the shareholder's interest if either (i) all of the shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all of the shares actually owned by the shareholder are sold pursuant to the Offer and the shareholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the shareholder in accordance with the procedures described in Section 302(c)(2) of the Code. Shareholders considering making such an election should do so in consultation with their own tax advisors.

     (c) Not Essentially Equivalent to a Dividend Test. The receipt of cash by a shareholder will not be essentially equivalent to a dividend if the shareholder's exchange of shares pursuant to the Offer results in a "meaningful reduction" of the shareholder's proportionate interest in us. Whether the receipt of cash by a shareholder will result in a meaningful reduction of the shareholder's proportionate interest will depend on the shareholder's particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation, who exercises no control over corporate affairs, may constitute such a "meaningful reduction." Shareholders expecting to rely upon the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

     Shareholders should be aware that their ability to satisfy any of the foregoing tests also may be affected by proration pursuant to the Offer. Therefore, unless a shareholder makes a conditional tender, the shareholder (other than an Odd Lot Holder who tenders all of his or her shares at or below the purchase price) can be given no assurance, even if the shareholder tenders all of the shareholder's shares, that we will purchase a sufficient number of such shares to permit the shareholder to satisfy any of the foregoing tests. Shareholders also should be aware that an acquisition or disposition of shares in the market or otherwise as part of a plan that includes the shareholder's tender of shares pursuant to the Offer might be taken into account in determining whether any of the foregoing tests is satisfied. Shareholders are urged to consult their own tax advisors with regard to whether acquisitions from or sales to third parties, including market sales, and a tender may be so integrated.

     If any of the foregoing three tests is satisfied, the shareholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the offer and the shareholder's tax basis in the shares sold. Such gain or loss must be determined separately for each block of shares sold (i.e., shares that were acquired in a single transaction). Therefore, a tendering shareholder may wish to calculate the various basis and holding periods of its shares, if such characteristics are not uniform, into account in determining which shares to tender. Capital gain or loss generally will be long-term capital gain or loss if, at the time we accept the shares for payment, the shareholder held the shares for more than one year. Long-term capital gains of individuals, estates and trusts generally are subject to a maximum federal income tax rate of 20%. Short-term capital gains of individuals, estates, and trusts generally are subject to a maximum federal income tax rate of 38.6%. Capital gains of corporations generally are taxed at the federal income tax rates applicable to corporate ordinary income.

Treatment as a Dividend.

     If none of the Section 302 tests are satisfied and, as anticipated (although there can be no assurances), we have sufficient earnings and profits, a tendering shareholder will be treated as having received a dividend includible in gross income in an amount equal to the entire amount of cash received by the shareholder pursuant to the Offer. Dividend income of individuals, estates and trusts generally is subject to federal income tax at a maximum rate of 38.6%. Dividend income of corporations, subject to the provisions discussed below, generally is subject to federal income tax at a maximum rate of 35%. This amount will not be reduced by the shareholder's basis in the shares exchanged pursuant to the Offer, and (except as described below for corporate shareholders eligible for the dividends-received deduction) the shareholder's basis in those shares will be added to the shareholder's basis in his remaining shares. No assurance can be given that any of the Section 302 tests will be satisfied as to any particular shareholder, and thus no assurance can be given that any particular shareholder will not be treated as having received a dividend taxable as ordinary income. Any cash received for shares pursuant to the Offer in excess of our earnings and profits will be treated, first, as a non-taxable return of capital to the extent of the shareholder's basis for such shareholder's shares, and, thereafter, as a capital gain to the extent it exceeds such basis.

Special Rules For Corporate Shareholders.

     To the extent that the exchange of shares by a corporate shareholder is treated as a dividend, the shareholder generally will be entitled to a dividends-received deduction equal to 70% of the dividend, subject to applicable limitations, including those relating to "debt-financed portfolio stock" and to holding period requirements with respect to the tendered shares. Also, since it is expected that purchases pursuant to the Offer will not be pro rata as to all shareholders, any amount treated as a dividend to a corporate shareholder generally is expected to constitute an "extraordinary dividend" subject to the provisions of Section 1059 of the Code. In that case, the corporate shareholder's tax basis in its remaining shares (for purposes of determining gain or loss on a future disposition) generally will be reduced (but not below zero) by the amount of any "extraordinary dividend" not taxed because of the dividends-received deduction. Any amount of the "extraordinary dividend" not taxed because of the dividends-received deduction in excess of the corporate shareholder's tax basis for the remaining shares generally will be taxable as gain on the sale of shares. Corporate shareholders should consult their tax advisors as to the availability of the dividends-received deduction and the application of Section 1059 of the Code.

Backup Withholding.

     See Section 3 concerning the potential application of backup United States federal income tax withholding.

Shareholders Who Do Not Receive Cash Under Our Offer.

     Shareholders whose shares are not purchased by us under our Offer will not incur any tax liability as a result of the completion of our Offer.

Year of Recognition.

     While shares must be tendered on or before December 30, 2002, unless extended, we do not intend to accept tenders until some time in early January 2003 after we have made certain determinations as to the price and number of shares to be accepted. Moreover, as a result of such determinations, we may have to return shares tendered because the total number of shares tendered may exceed the total number of shares we agree to accept, or because of the conditions placed on the tender of the shares, such as a tender conditioned on a price in excess of the price acceptable to us. Accordingly, we believe no taxable disposition of the shares will occur until 2003.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THIS OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE
TENDERING SHAREHOLDER. NO INFORMATION IS PROVIDED HEREIN REGARDING THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THIS OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF TENDERING SHARES PURSUANT TO THIS OFFER AND THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES DESCRIBED ABOVE.

     15. EXTENSION OF THE OFFER; AMENDMENT; TERMINATION

     We expressly reserve the right, at any time or from time to time, in our sole discretion, to extend the period of time during which the Offer is open by making a public announcement thereof. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rules 13e-4(f)(2) and 13e-4(f)(5) promulgated under the Exchange Act. Rule 13e-4(f)(2) requires that we permit shareholders to withdraw shares tendered pursuant to the Offer: (i) at any time during the period the Offer remains open; and (ii) if not yet accepted for payment, after the expiration of 40 business days from the commencement of the Offer. Rule 13e-4(f)(5) requires that we must either pay the consideration offered or return the shares tendered promptly after the termination or withdrawal of the Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the number of shares we may purchase or the price we may pay pursuant to the Offer. Amendments to the Offer may be made at any time or from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change.

     If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms of information. If (i) we increase or decrease the price to be paid for shares, or we increase the number of shares being sought and any such increase in the number of shares being sought exceeds 2% of the outstanding shares, or we decrease the number of shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase of decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

     16. SOLICITATION FEES AND EXPENSES

     We have retained Georgeson Shareholder Communications to act as Information Agent and U.S. Stock Transfer Corporation to act as Depository in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the offer to beneficial owners. We will pay the Information Agent and the Depository reasonable and customary compensation for their respective services, we will reimburse them specified reasonable out-of-pocket expenses and we will indemnify each of them against certain liabilities in connection with our offer, including certain liabilities under the federal securities laws. We will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies (other than fees to the Information Agent as described above) for soliciting tenders of shares under the Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the Depository. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. We have not authorized any broker, dealer, commercial bank or trust company to act as our agent or the agent of the Information Agent or the Depository for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 7 in the related Letter of Transmittal.

     17. MISCELLANEOUS

     The Offer is not being made to, nor will we accept tenders from, holders of shares in any jurisdiction in which the Offer or its acceptance would not comply with federal or foreign securities or state Blue Sky laws of such jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the tender of shares would not be in compliance with the laws of such jurisdiction. However, we reserve the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as we make a good faith effort to comply with any state law deemed applicable to the Offer, and it is determined that we cannot do so, we believe the exclusion of shareholders residing in such jurisdiction is permitted under Rule 13e- 4(f)(9) promulgated under the Exchange Act.


                                         CALIFORNIA INDEPENDENT BANCORP

                                         November 27, 2002

                             ADDITIONAL INFORMATION

     The Letter of Transmittal and certificates for the shares and any other required documents should be sent or delivered by each shareholder or his broker, dealer, commercial bank, trust company or their nominee to Depository at the following address:


                                  By Mail, Hand or Overnight Delivery:

                           To:    California Independent Bancorp
                                  c/o U.S. Stock Transfer Corporation
                                  1745 Gardena Avenue
                                  Glendale, CA  91204-2991
                                  Attn: Shareholder Relations
                                  (818) 502-1404

     Additional copies of the Offer, the Letter of Transmittal or other tender offer materials, may be obtained from us and will be furnished to you at our expense. Questions and requests for assistance may be directed to the Information Agent as the following address:

                                  Georgeson Shareholder Communications
                                  17 State Street, 10th Floor
                                  New York, New York 10004

                                  Banks and Brokers Call Collect: (212) 440-9800 All other call toll free: (866) 295-4325

     Shareholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.